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Exhibit 99.1

DirectCash Payments ULC Non-GAAP Reconciliation

	Full Year				LTM	Full Year
(CAD in millions)	2012	2013	2014	2015	3Q'16(1)	2016(2)
Net income (loss)	6.3	0.1	3.7	(7.3)	(6.7)	(20.9)
Current income tax expense	3.0	6.3	7.5	1.2	3.1	2.4
Deferred income tax expense (benefit)	(2.6)	(8.7)	(8.4)	(13.5)	(11.9)	(14.5)
Net income (loss) before income taxes	6.6	(2.3)	2.7	(19.6)	(15.5)	(33.0)
Depreciation of property and equipment	11.1	16.5	16.6	18.3	18.2	19.3
Amortization of intangible assets	24.9	35.7	37.9	38.5	38.4	39.7
Finance costs	11.6	19.7	20.1	19.5	19.4	20.2
Unrealized (gain) loss on foreign exchange	0.1	(3.5)	0.3	4.8	2.3	(0.8)
Acquisition related costs	4.2	1.6	0.4	—	1.8	8.3
Other (gain) loss	(2.1)	0.0	(4.0)	7.5	0.1	—
Adjusted EBITDA	56.6	67.7	74.0	69.1	64.6	53.6

(1)
Excludes results from First Data Corporation's Australian retail ATM and managed services ATM portfolio ("Cashcard") operations acquired by DirectCash on September 30, 2016; Cardtronics estimates that the Cashcard acquisition should contribute approximately US$10 million in annualized Adjusted EBITDA.

(2)
Reported financials for the year ended December 31, 2016 include approximately Canadian Dollars $5 million in acquisition-related expenses and other elevated costs across several categories, incurred primarily in the fourth quarter as well as contribution from the acquisition by DirectCash of Cashcard for only one quarter. Additionally, due to EMV upgrade activities and other higher temporary operating costs during the fourth quarter of 2016 related to the Cashcard business, this acquired business reduced DirectCash's Adjusted EBITDA by approximately Canadian Dollars $0.8 million in the fourth quarter.

        DirectCash's adjusted earnings before interest, taxes, depreciation and amortization ("Adjusted EBITDA") is an important measure utilized by management in assessing the financial performance of DirectCash relative to its operating plans and budgets. It was also the measurement utilized by the holders of DirectCash's long-term debt in calculating financial covenants. DirectCash has presented Adjusted EBITDA prior to unrealized foreign exchange gains (losses) and non-recurring other gains (losses). DirectCash utilized this presentation of Adjusted EBITDA because it is consistent with the definition of EBITDA under DirectCash's credit facility agreement. DirectCash also presented Adjusted EBITDA prior to the deduction for acquisition-related expenses. These expenses related only to business combinations which are complex, required the pre-approval of DirectCash's lenders and were financed utilizing long-term debt or the issue of equity or a combination thereof. Costs incurred on recurring asset acquisitions were not considered acquisition-related expenses and were included with other expenses in the condensed consolidated statement of operations and comprehensive income (loss).

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  Exhibit 99.1